SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )


Filed by the Registrant [X]
Filed by a Party Other than the Registrant [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                       International American Homes, Inc.
             ------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

    ------------------------------------------------------------------------
    (Names of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
     1)  Title of each class of Securities to which transaction applies:
                              N/A
     2)  Aggregate number of securities to which transaction applies:
                              N/A
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on filing fee is calculated and state how it was determined):
                              N/A
     4)  Proposed maximum aggregate value of transaction:
                              N/A
     5)  Total fee paid:
                              N/A
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
                              N/A
     2)  Form, Schedule or Registration Statement No.: N/A

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   to be held

                               September 17, 1998
                    ----------------------------------------

To our Stockholders:

         Notice is hereby given that the Annual Meeting of Stockholders of International American Homes, Inc., a Delaware corporation (the "Company"), will be held at 10:00 A.M. on Thursday, September 17, 1998 at the Radisson Hotel, 10221 Princess Palm Avenue, Tampa, Florida, for the purpose of considering and acting upon the following matters as set forth in the accompanying Proxy
Statement:

         1. To elect seven Directors to hold office as specified in the accompanying Proxy Statement

         2. To consider and vote upon a proposal to amend the Restated Certificate of Incorporation of the Company to effect a 1-for 3 reverse stock split of the Company's issued and outstanding common stock, par value $.01 per share (the "Common Stock")

         3. To approve the appointment of Arthur Andersen LLP as auditors of the financial statements of the Company and its consolidated subsidiaries for the fiscal year ending March 31, 1999; and

         4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Only stockholders of record at the close of business on July 21, 1998 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.


By Order of the Board of Directors,



Robert I. Antle
Executive Vice President, Secretary and Chief Financial Officer

August 7, 1998

         WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                 PROXY STATEMENT

                                  INTRODUCTION

         This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of International American Homes, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders of the Company to be held at 10:00 A.M. on Thursday, September 17, 1998 at the Radisson Hotel, 10221 Princess Palm Avenue, Tampa, Florida, and at any adjournment or postponement thereof (the "Meeting"). The approximate date on which this Proxy Statement and proxy included herewith are first being sent to stockholders is August 7, 1998. The mailing address of the Company's principal executive offices is 9950 Princess Palm Avenue, Suite 112, Tampa, Florida, 33619.

         Stockholders are requested to execute and return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. Execution and return of the proxy in the accompanying form will not in any way affect a stockholder's right to attend the Meeting and, if the proxy is revoked, to vote in person. Proxies which are returned properly executed and not revoked will be voted in accordance with the instructions therein or, if no instructions are given, for the election of the Board of Directors' nominees for director and the proposals described herein. A stockholder giving a proxy may revoke it any time before it is exercised by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. Presence at the Meeting will not, in and of itself, revoke the proxy.

                                VOTING PROCEDURES

         Only stockholders of record at the close of business on July 21, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On the Record Date there were 2,780,895 shares of common stock, par value $.01 per share ("Common Stock") outstanding. Each outstanding share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting.

         The presence in person or by proxy of holders of at least a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Directors will be elected by a plurality of the votes cast; the affirmative vote of the holders of a majority of the outstanding Common Stock will be required for approval of the proposal to amend the Restated Certificate of Incorporation of the Company to effect a one-for-three reverse stock split of the Company's outstanding Common Stock; and the affirmative vote of the holders of a majority of the total votes cast at the Annual Meeting on the proposal to approve the appointment of Arthur Andersen LLP as auditors of the financial statements of the Company and its consolidated subsidiaries for the fiscal year ending March 31, 1999 is required to approve such proposal.

         Abstentions will be counted for purposes of determining the presence of a quorum at the Annual Meeting but will not be counted as votes cast. Abstentions will have no effect on the voting of the proposals at the Annual Meeting, other than the proposal to amend the Company's Restated Certificate of Incorporation (in which case abstentions will be equivalent to "No" votes). Under rules applicable to broker/dealers, the proposals to elect directors and ratify the appointment of independent auditors for fiscal 1999 are considered "discretionary" items upon which broker/dealers may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the meeting and thus (except as forth above) there will be no "broker non-votes" at the Annual Meeting.

         The votes of stockholders present in person or represented by proxy at the Meeting will be tabulated by an inspector of election appointed by the Company. The inspector's duties include determining the number of shares represented at the Meeting, counting all votes and ballots and certifying the determination of the number of shares represented and the outcome of the balloting.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Securities

         The outstanding voting securities of the Company on the Record Date consisted of 2,780,895 shares of common stock, par value $.01 per share ("Common Stock"). Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the Meeting, including the election of directors.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of the Common Stock as of July 21, 1998 held by (i) each director of the Company, and each executive officer whose name appears in the Summary Compensation Table, and all directors, nominees for director, and executive officers as a group and (ii) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of Common Stock. Except as noted, the individuals named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them:

                                       Number of Shares          Percent
Name                                 Beneficially Owned         of Class
----                                 ------------------         --------
Robert J. Suarez (3)                            851,439           30.51%
Robert I. Antle                                  19,545                *
William D. Aiken (1)                              5,000                *
Dionel Cotanda (1)                               21,748                *
Peter A. Davis (1) (6)                          174,915            6.28%
Robert E. Everett (1)                             5,000                *
James G. Farr (2)                                 3,333                *
Brian Gibney (1)                                  5,000                *
Jeffrey D. Prol (1)                               6,000                *
 Ronald I. Heller (5)                           201,572            7.25%
All current directors,
executive officers, and 5%                    1,293,552           45.80%
shareholders as a group (10 persons) (4)

* Less than one percent (1%).


    (1) Includes 5,000 shares of Common Stock which each director, to whom this note applies, has the right to acquire within sixty (60) days through the exercise of options. Such shares are deemed to be outstanding for the purpose of computing the percentage of class beneficially owned by each of those directors, but not for the purpose of computing the percentage of class beneficially owned by any other person.

    (2) Includes 3,333 shares of Common Stock which Mr. Farr has the right to acquire within sixty (60) days through the exercise of options. Such shares are deemed to be outstanding for the purpose of computing the percentage of class beneficially owned by Mr. Farr, but not for the purpose of computing the percentage of class beneficially owned by any other person.

    (3) Includes 10,000 shares of Common Stock which Mr. Suarez has the right to acquire within sixty (60) days through the exercise of options. Such shares are deemed to be outstanding for the purpose of computing the percentage of class beneficially owned by Mr. Suarez, but not for the purpose of computing the percentage of class beneficially owned by any other person.

    (4) Includes 43,333 shares of Common Stock which current officers and directors have the right to acquire within sixty (60) days through the exercise of options. Such shares are deemed to be outstanding for the purpose of computing the percentage of class beneficially owned by the directors and executive officers as a group, but not for the purpose of computing the percentage of class beneficially owned by any other group.

    (5) Mr Ronald I. Heller filed a schedule 13D on December 9, 1996 disclosing ownership of 197,683 shares. Mr Heller is not affiliated with the company or its subsidiaries in any capacity. At March 31, 1998, Mr. Heller reported ownership of 201,572 shares.

    (6) Does not include 135,450 shares held by Ina J. Davis in respect of which Mr. Davis disclaims any beneficial interest.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         Pursuant to the certificate of Incorporation, the number of Directors shall not be less than 7 nor more than 15 as may be determined from time to time by affirmative vote of the majority of the Board of Directors. On June 18, 1998 the Board of Directors voted unanimously to reduce the number of Directors from nine to seven. Directors shall be divided into three classes, designated class I, class II and class III. Class I directors shall be elected for a one-year term, class II directors shall be elected for a two-year term and class III directors for a three-year term. At each subsequent annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of three years.

         The Board of Directors recommends that the accompanying forms of proxy be voted for the nominees for the Board of Directors as set forth below. The nominees have each consented to serve for the respective term, based upon the class in which they are included , until their respective successors are duly elected and qualify. Proxies received will be voted in the manner directed in the proxies or, if no direction is made, for the election of such nominees. If any nominee declines or is unable to serve, proxies will be voted for a substitute nominee as recommended by the Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ITS NOMINEES FOR DIRECTOR, AND SIGNED PROXIES WHICH ARE RETURNED WILL BE SO VOTED UNLESS A CONTRARY VOTE IS DESIGNATED ON THE PROXY CARD.

Nominees for the Board of Directors

         The following table sets forth, information regarding the nominees for the Board of Directors by class including, his age, the year in which he was first elected a director of the Company, his principal occupation during the past five years and certain other directorships, if any, held by him.

                                                        Served as Director Since

CLASS III (TERMS EXPIRING IN 2001)

Robert J. Suarez (age 49) ..................................................1992
         Mr. Suarez was appointed Chairman and President of the Company in September 1992. He co-founded Suarez Housing Corporation in 1974.
         Mr. Suarez has for more than five years served as Chairman and President of Suarez Housing Corporation.

Robert I. Antle (age 43) ...................................................1996
         Mr. Antle became a member of the Board of Directors in December 1996 when he was appointed Acting President of Porten Sullivan Corporation. Mr. Antle is also a Director of Porten Sullivan Corporation. Mr. Antle has served as Acting President and Chairman of Porten Sullivan Corporation since December 1996. For a period of more than five years, Mr. Antle has been employed by Suarez Housing Corporation as Vice President, Chief Financial Officer and Secretary. He currently serves as Executive Vice President, Treasurer, Secretary and Chief Financial Officer of the Company.

Peter A. Davis (age 61).....................................................1994
         Mr. Davis has been a consultant to the Company since November 1992. Mr. Davis was employed by the Company from January 1985 to November 1992 in various capacities. From June 1989 until September 1992 he served as Executive Vice President of the Company and from January 1985 to June 1989 he served as Chief Financial Officer of the Company. From May 1988 to September 1992 he was a Director of the Company. Mr. Davis was re-elected in 1994. Mr. Davis is a Certified Public Accountant.

CLASS II (TERMS EXPIRING IN 2000)

Dionel Cotanda (age 60) ....................................................1992
         Mr. Cotanda was appointed to the Board of Directors by the Official Creditors Committee in the Reorganization Cases of International American Homes, Inc., Inland Pacific Communities, Inc., Porten Sullivan Corporation of Florida, Suarez Housing Corporation, Beacon Hill Farm Associates II and Lakeview Professional Park (the "IAH Creditors Committee"). Mr. Cotanda is also a Director of Suarez Housing Corporation. Mr. Cotanda has been President, Chief Executive Officer and Director of Robbins Engineering, Inc. since its organization in 1990. In addition, Mr. Cotanda has for a period of more than five years been Vice President and since 1993 been a Director of Robbins Manufacturing Company. Robbins Engineering, Inc. is a supplier of engineering services, metal plate connectors and software to the metal plate connected wood truss industry. Robbins Manufacturing Company is a supplier of metal plate connected wood trusses, lumber and related building material products. Robbins Engineering, Inc. and Robbins Manufacturing Company are both located in Tampa, Florida.

James G. Farr (age 49) .....................................................1996
         Mr. Farr is an attorney and has for a period of more than five years been the President and Chief Executive Officer of Paramount Title Corporation, a company of which he is the sole stockholder. Paramount Title Corporation conducts a transactional real estate practice and title insurance business in Tampa, Florida.

CLASS I (TERMS EXPIRING IN 1999)

William D. Aiken (age 41) ..................................................1992
         Mr. Aiken was appointed to the Board of Directors by the IAH Creditors Committee. Mr. Aiken is also a Director of Suarez Housing Corporation. Mr. Aiken is a Certified Public Accountant who has been engaged in private practice in Lake Worth, Florida since 1992. Prior to 1992, and for a period of more than five years, Mr. Aiken was the Chief Financial Officer of Pope Associates, Tru-Line Industries, and ADP Lumber, which were primarily engaged in the businesses of retail building materials and roof and floor truss manufacturing in Southeastern Florida.

Jeffrey D. Prol (age 35)....................................................1994
         Mr. Prol is an attorney and for a period of more than five years has been associated with and became member of the law firm of Ravin, Sarasohn, Cook, Baumgarten, Fisch & Baime. ("Ravin, Sarasohn") of Roseland, New Jersey. Ravin, Sarasohn served as counsel to the Company in connection with the Chapter 11 bankruptcy filings. Mr. Prol was one of the principal attorneys involved in that matter.

The Board of Directors and its Committees

         The Board of Directors has an Executive Committee which has the authority to review and approve all land acquisitions by the Company's subsidiaries and all guarantees by the Company of loans to the Company's subsidiaries. Members of the Executive Committee are Mr. Suarez, Mr. Antle, Mr. Cotanda, Mr. Davis, and Mr. Everett.

         The Board of Directors has an Audit Committee which reviews the Company's internal controls, accounting policies, financial reporting, and the scope and results of the audit engagement. It meets with appropriate Company financial personnel and independent auditors in connection with these reviews. The Committee also recommends to the Board the appointment of the independent auditors. Members of the Audit Committee are Mr. Gibney, Mr. Aiken, and Mr. Davis.

         The Board of Directors has a Compensation Committee which makes recommendations to the Board of Directors regarding the amount of and form of compensation awarded to the executive officers of the Company and to other employees of the Company whose annual salaries exceed $75,000 per year. The Compensation Committee also administers the Company's Non-Qualified Stock Option Plan. Members of the Compensation Committee are Mr. Cotanda, Mr. Davis, and Mr. Everett.

         The Board of Directors has a Nominating Committee which recommends to the Board of Directors candidates for election as directors and will consider nominations by stockholders submitted in writing to the Chairman of the Board of Directors. Members of the Nominating Committee are Mr. Suarez, Mr. Antle, and Mr. Cotanda.

         The Board of Directors has a Conflicts of Interest Committee which approves transactions involving any actual or potential conflicts of interest between the Company and any officer, director, employee, or agent. Members of the Conflicts of Interest Committee are Mr. Prol and Mr. Gibney.

         Four meetings of the Board of Directors were held during the fiscal year ended March 31, 1998. All of the Directors attended at least 75% of those meetings. Two meetings of the Audit Committee and one meeting of the Compensation Committee were held during the fiscal year ended March 31, 1998.

Director Compensation

         Directors who are employees of the Company receive no additional remuneration for their services as directors. Non-employee directors -- those directors not entitled to receive any salary from the Company or its subsidiaries -- receive for each Board or committee meeting attended, a fee of $1,500 and reasonable travel and other out-of-pocket expenses incurred. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation" for information regarding the consulting agreement between the Company and Mr. Peter A. Davis.

EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth a summary of annual and long-term compensation paid by the Company during the fiscal years ended March 31, 1998, 1997, and 1996 to the Chief Executive Officer of the Company and to the other executive officers of the Company whose total compensation for the fiscal year ended March 31, 1998 was in excess of $100,000.

                         Summary Compensation Table (1)

                                                        Annual Compensation
                                                   -----------------------------
           Name and                                   Salary            Bonus
      Principal Position              Year              ($)              ($)
 ------------------------------     --------       ------------     ------------
 Robert J. Suarez, (2)                1998           $303,456         $100,000
 Chairman and President               1997            295,888           50,000
                                      1996            281,115                0
 Robert I. Antle, (2)                 1998           $167,526          $66,000
 Executive Vice President,            1997            162,276           33,000
 Treasurer, Chief Financial           1996            142,286           15,000
 Officer and Secretary
 Kenneth W. Carlson, (3)              1998                 $0               $0
 Vice President                       1997            113,654           25,000
                                      1996            138,462                0
 Michael P. Villa, (3)                1998                 $0               $0
 Vice President, Treasurer            1997             88,457            7,500
 and Chief Financial Officer          1996            100,000           12,000


(1) The columns designated for the reporting of other annual compensation, restricted stock awards, long-term incentive plan payouts, and long-term compensation awards have been omitted because no compensation of a type required to be reported under such columns was paid to the named executive officers during the period covered by the table. The Company does not grant stock appreciation rights of any kind.

(2) Upon the confirmation of the Plan of Reorganization on August 12, 1992, Suarez Housing Corporation entered into an employment agreement with Robert
    J. Suarez. See "Employment Agreements" below. Subsequently, in September 1992, Mr. Suarez and Mr. Antle were appointed to their positions as Chairman and President, and as Vice President and Secretary, of the Company, respectively. Mr. Antle was subsequently elevated to the position of Executive Vice President, Treasurer and Chief Financial Officer. Accordingly, the compensation appearing on the table above represents all compensation received by the named executive officers from Suarez Housing Corporation during the fiscal years ended March 31, 1998, 1997, and 1996. The named executive officers do not receive compensation directly from the Company.

(3) No longer employed by the Company.

Stock Options

         During the fiscal year ended March 31, 1998 a stock option was granted to Robert I. Antle for 50,000 shares at an exercise price of $1.50 per share, which was the fair market value on the date the option was granted.

         The following table sets forth certain information with respect to the named executive officers concerning the exercise of stock options during the fiscal year ended March 31, 1998 and the value of unexercised stock options held as of March 31, 1998.

   Aggregated Option Exercises in Fiscal Year 1998 and Year-End Option Values

                                                          Number of Securities                Value of Securities
                  Shares            Value                Underlying Unexercised             Underlying Unexercised
                Acquired on        Realized                     Options                       In-the-Money Options
                Exercise (#)         ($)                  at Fiscal Year End               at Fiscal Year End ($) (1)
                                                  ---------------    ---------------  ---------------    ---------------
Name                                                Exercisable       Unexercisable     Exercisable       Unexercisable
-------------   -----------    ---------------    ---------------    ---------------  ---------------    ---------------
Robert J.             --                --             10,000             90,000          15,313             $137,812
Suarez

Robert I.          2,500            $1,328                  0             50,000              --             $ 76,563
Antle

(1) The fair market value of the Common Stock at the Company's fiscal year end, March 31, 1998, was $ 1 17/32 per share based upon the last trade price as reported by Bloomberg Financial Services.

Employment Agreement

         In accordance with the terms of the Plan, the Company entered into an employment agreement with Robert J. Suarez. The employment agreement was approved by the Bankruptcy Court as part of the Plan and became effective as of the date of confirmation of the Plan, August 12, 1992. Mr. Suarez is currently employed by the Company as Chairman and President. He is also employed by Suarez Housing Corporation as Chairman and President. The employment agreement originally was to expire on August 12, 1995 and was extended by the Board in June 1995 and June 1998 for three additional years, subject to certain modifications, so that it now expires on August 12, 2001. The employment agreement provided for base compensation during the initial three-year term of $250,000 per annum to be adjusted annually in accordance with changes in the Consumer Price Index ("CPI"). Mr. Suarez' base compensation was increased to $290,000 on August 12, 1995 and to $325,000 on August 12, 1998 and will be adjusted thereafter annually in accordance with changes in the CPI. The employment agreement can be terminated at any time for cause, without any further payment. If the employment agreement is terminated without cause, Mr. Suarez shall be entitled to additional compensation equal to six months' pay. The employment agreement, as extended, provides that in the event Mr. Suarez' employment agreement is not renewed on substantially the same terms and conditions, the Company will pay Mr. Suarez six months' base compensation in return for his consulting services during such period. Mr. Suarez agreed, for a number of months (such number of months to coincide with the number of months of termination or non-renewal benefit) after any termination of his employment, not to engage in any business enterprise involving the sale and/or construction of residential housing in direct competition with the Company. Mr. Suarez also agreed, for one year after any termination of his employment, not to induce any employee of the Company to render any services, absent the Company's prior written approval, to or for any person or entity in direct competition with the Company's then existing construction activities.

Compensation Committee Interlocks and Insider Participation

         Mr. Dionel Cotanda, a member of the Compensation Committee of the Board of Directors, is President, Chief Executive Officer, and Director of Robbins Engineering, Inc. and Vice President and Director of Robbins Manufacturing Company. During the year ended March 31, 1998, Robbins Engineering, Inc. and Robbins Manufacturing Company sold engineering services, metal plate connected wood trusses, lumber, and related building material products in the amount of approximately $ 3,711,000 to Suarez Housing Corporation.

         Mr. Robert E. Everett, a member of the Compensation Committee of the Board of Directors, is Executive Vice President of McCrea Equipment Company, Inc. During the year ended March 31, 1998, McCrea Equipment Company sold heating, ventilating and air conditioning systems in the amount of approximately $459,000 to Porten Sullivan Corporation.

         Mr. Peter A. Davis, a member of the Compensation Committee of the Board of Directors, has served as a consultant to the Company since November 1992. The Company entered into a one-year consulting agreement with Mr. Davis commencing November 1, 1992. This agreement was subsequently renewed under similar terms and conditions for five additional one-year terms which expire on November 1, 1998. The agreement provides for Mr. Davis to assist the Company in a broad range of areas. Mr. Davis receives compensation at the rate of $1,000 per day with a minimum compensation of $42,000 per year. During the fiscal year ended March 31, 1998, the Company paid $60,000 to Mr. Davis for his consulting services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Effective January 1994, Mr. Suarez agreed to personally guarantee certain bank loans for Suarez Housing Corporation. At March 31, 1998, the maximum aggregate principal amount of loans eligible for the guarantee was $13,700,000, and the outstanding principal amount of the loans guaranteed at March 31, 1998 was $3,766,000. The Company has agreed to indemnify Mr. Suarez in the event that this personal guarantee is called upon, and to the extent that Mr. Suarez makes any payments on account of the guarantees, he will succeed to the secured interests of the party to whom the payment is made. The Board of Directors has granted additional compensation to Mr. Suarez in consideration for his personal guarantees. The additional compensation is equal to one percent (1%) per annum of the maximum aggregate principal amount of loans that could be guaranteed. Mr. Suarez has voluntarily limited such compensation to $80,000 per year. During the fiscal year ended March 31, 1998, the Company paid $80,000 to Mr. Suarez in consideration for his personal guarantees.

         During the fiscal year ended March 31, 1997, Suarez Housing Corporation paid $764,000 for twenty-eight finished building lots that it purchased from a partnership in which Mr. Suarez is a one-third partner and in which the brother of Mr. Suarez is a one-third partner. Such purchase was in the normal course of business and was at a price based on an independent appraisal.

         Mr. James G. Farr, a Director, is the sole stockholder and President and Chief Executive Officer of Paramount Title Corporation. During the year ended March 31, 1998, Paramount Title Corporation provided settlement and title insurance services for substantially all the homes sold by Suarez Housing Corporation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

         The Compensation Committee administers the Company's executive compensation program and makes specific recommendations to the Board of Directors regarding the amount and form of compensation awarded to the executive officers of the Company and to other employees of the Company whose annual salaries exceed $75,000 per year. The Compensation Committee also administers the Company's Non-Qualified Stock Option Plan. The Compensation Committee is composed of three non-employee directors. See "The Board and its Committees."

         The Company's executive compensation program is intended to enable the Company to attract, retain and motivate highly qualified executives for the Company and to create an incentive to increase stockholder value. This policy is implemented through the payment of salaries and bonuses and the granting of stock options.

Compensation of the Chief Executive Officer

         In accordance with the terms of the Plan, on August 12, 1992 Suarez Housing Corporation entered into an employment agreement with Robert J. Suarez pursuant to which he serves as Chairman and President of Suarez Housing Corporation. See "Executive Compensation -- Employment Agreements". This employment agreement, which was approved by the Bankruptcy Court, governed the terms of Mr. Suarez' employment including his compensation and covered the period from August 12, 1992 through August 12, 1995. On June 22, 1995, the Compensation Committee recommended and the Board of Directors approved a three-year renewal of Mr. Suarez' employment agreement with an annual salary of $290,000 subject to annual CPI adjustments. On June 18, 1998, the Compensation Committee recommended and the Board of Directors approved a three year renewal of Mr. Suarez employment agreement with an annual salary of $325,000 subject to annual CPI adjustments. Factors that were considered in making this recommendation included the performance of the Company and its principal subsidiary and the compensation received by Chief Executive Officers of comparable companies. The market value of the Company's stock was not a factor considered in determining the Chief Executive Officer's compensation. All of Mr. Suarez' compensation is received from Suarez Housing Corporation. He does not receive any compensation directly from the Company. During the fiscal year ended March 31, 1997 a stock option was granted to Robert J. Suarez in the amount of 100,000 shares. The exercise price of $1.3125 was the fair market value on the date the option was granted.

Compensation of Other Executive Officers

         The Compensation Committee made recommendations regarding the compensation of the Company's other executive officers. In those instances Mr. Suarez, the Chairman and President, who was recognized to be most familiar with the individual employees, made recommendations to the Committee as to the amount of the proposed remuneration. Factors considered with respect to each component of compensation were subjective, such as perceptions of the Company's and the individual's performance and any changes or planned changes in functional responsibility. Also considered were the prevailing levels of compensation within the markets where the Company operates. The market value of the Company's stock was not a factor considered in setting executive officer compensation.


Members of the Compensation Committee:

Dionel Cotanda
Peter A. Davis
Robert E. Everett

STOCK PERFORMANCE GRAPH

         The following graph compares, on a cumulative basis, the yearly percentage change during the five years ended March 31, 1998 in (i) the total stockholder return on Common Stock of the Company with (ii) the total return on the Standard & Poor's 500 Index and with (iii) the total return on the Standard & Poor's Homebuilding Group Index. Such yearly percentage change has been measured by dividing (i) the sum of (a) the amount of dividends for the measurement periods, assuming dividend reinvestment, and (b) the price per share at the end of the measurement period less the price per share at the beginning of the measurement period, by (ii) the price per share at the beginning of the measurement period. The price of each unit has been set at $100 on March 31, 1993 for preparation of the graph.


                                [GRAPHIC OMITTED]


                                 INDEXED RETURNS
                           BASE     YEARS ENDING
                           PERIOD
COMPANY / INDEX            MAR93    MAR94    MAR95    MAR96    MAR97     MAR98
--------------------------------------------------------------------------------
INTL AMERICAN HOMES INC     100     383.06   252.02   277.22    239.31   308.67
HOMEBUILDING-500            100     104.90    78.87    99.32     95.76   194.47
S&P 500 INDEX               100     101.47   117.24   154.76    185.39   274.37

                                  PROPOSAL TWO

             PROPOSED REVERSE STOCK SPLIT AND COMMON STOCK AMENDMENT

General

         The Board of Directors of the Company has approved a proposal authorizing, subject to stockholder approval, an amendment to the Company's Restated Certificate of Incorporation to effect a reverse stock split of the Company's outstanding Common Stock, pursuant to which each three shares of outstanding Common Stock will automatically be combined and changed into one share of Common Stock (the "Reverse Stock Split").

Purposes of the Reverse Stock Split

         The Company believes that the Reverse Stock Split could increase the acceptance of the Common Stock by the financial community and the investing public.

         The Company's Common Stock is traded over-the counter. On July 21, 1998, the bid price for the Common Stock as reported by the National Quotation Bureau was ____ per share. The Company's Common Stock is considered to be a "penny stock" and as such is more difficult to trade and will not qualify for margin accounts at most brokerage firms. The Reverse Stock Split would decrease the number of shares outstanding and presumably increase the per share market price of the Common Stock. However, the share price of the Common Stock may also be based on Company performance and other factors, some of which may be unrelated to the number of shares outstanding. Accordingly, there can be no assurance that the price of the Common Stock after the Reverse Split would actually increase in an amount proportionate to the decrease in the number of outstanding shares.

         Although the Company believes that the Reverse Stock Split will have no detrimental effect on the total value of the Company's Common Stock, there can be no assurance that the total value of the Company's Common Stock after the Reverse Stock Split will be the same as before. However, to the extent that a stockholder's holding is reduced by reason of the Reverse Stock split to less than 100 shares of Common Stock, the brokerage fees for the sale of his or her shares will in all likelihood be higher than the brokerage fees applicable to the sale of round lots of shares.

Certain Other Effects of the Reverse Stock Split

         On July 21, 1998, there were 2,780,895 shares of Common Stock outstanding. Consummation of the Reverse Stock Split would decrease the number of outstanding shares of Common Stock to 926,948 shares. The par value of the Common Stock will remain $.01 per share following consummation of the Reverse Stock Split.

         Subject to the provisions for elimination of fractional shares as described below, consummation of the Reverse Stock Split will not result in a change in the relative equity position or voting power of the holders of Common Stock.

Common Stock Amendment

         There will be 926,948 shares of Common Stock outstanding following consummation of the Reverse Stock Split and 9,073,052 authorized shares will be available for future issuance from time to time.

Manner of Effecting the Reverse Stock Split and the Common Stock Amendment; Exchange of Certificates and Elimination of Fractional Share Interests

         The Reverse Stock Split and the Common Stock Amendment will be effected by the filing with the Secretary of State of Delaware of a Certificate of Amendment in substantially the form attached as Exhibit A to this Proxy Statement. The Reverse Stock Split and the Common Stock Amendment will become effective on the date of filing, unless the Company specifies otherwise (the "Effective Date"). Assuming stockholder approval of the proposal is obtained, the Company plans to file the Certificate of Amendment at a time to be determined by the officers of the Company, but in any event not later than June 30, 1999.

         On the Effective Date, each 3 shares of "old" Common Stock will automatically be combined and changed into one share of "new" Common Stock. No additional action on the part of the Company or any stockholder will be required in order to effect the Reverse Stock Split. Stockholders will be requested to exchange their certificates representing shares of Common Stock held prior to the Reverse Stock Split for new certificates representing shares of Common Stock issued as a result of the Reverse Stock Split. Stockholders will be furnished the necessary materials and instructions to effect such exchange promptly following the Effective Date by the Company's transfer agent. Certificates representing shares of "old" Common Stock subsequently presented for transfer will not be transferred on the books and records of the Company until the certificates representing the shares of "old " Common Stock have been exchanged for certificates representing shares of "new" Common Stock. Stockholders should not submit any certificates until requested to do so. In the event any certificate representing shares of "old" Common Stock is not presented for exchange upon request by the Company, any dividends that may be declared after the Effective Date with respect to the Common Stock represented by such certificate will be withheld by the Company until such certificate has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to the public official pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.

         No fractional shares of "new" Common Stock will be issued to any stockholder. Accordingly, stockholders of record who would otherwise be entitled to receive fractional shares of "new" Common Stock, will, upon surrender of their certificates representing "old" shares of Common Stock, receive a cash payment in lieu thereof equal to the value of such fractional share determined by reference to the average closing bid prices of the Common Stock for a period of ten trading days immediately preceding the Effective Date, as reported by the National Quotation Bureau. Holders of less than one "new" share of Common Stock as a result of the Reverse Stock Split will, on the Effective Date, no longer be stockholders of the Company.

Federal Income Tax Consequences of the Reverse Stock Split

         The following description of federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion should not be considered tax or investment advice, and the tax consequences of the Reverse Stock Split may not be the same for all stockholders. In particular, this discussion does not address the tax treatment of special classes of stockholders, such as banks, insurance companies, tax-exempt entities, and foreign persons. Stockholders desiring to know their individual federal, state, local and foreign tax consequences should consult their own tax advisors.

         The combination and change of each 3 shares of "old" Common Stock into one share of "new" Common Stock will be a tax-free transaction, and the holding period and tax basis of the "old" Common Stock will be transferred to the "new" Common Stock received in exchange therefor.

         Generally, cash received in lieu of fractional shares will be treated as received in exchange for the fractional shares (although in unusual circumstances such cash might possibly be deemed a dividend), and stockholders will recognize gain or loss based upon the difference between the amount of cash received and the basis in the surrendered fractional shares.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL TWO, AND SIGNED PROXIES WHICH ARE RETURNED WILL BE SO VOTED UNLESS A CONTRARY VOTE IS DESIGNATED ON THE PROXY CARD.

                                 PROPOSAL THREE

                       APPOINTMENT OF INDEPENDENT AUDITORS

         At the Meeting, the Board of Directors of the Company will recommend stockholder approval of the appointment of Arthur Andersen LLP as auditors of the financial statements of the Company and its consolidated subsidiaries for the fiscal year ending March 31, 1999. Although not required to do so, the Board of Directors is submitting the appointment of Arthur Andersen LLP for approval at the Meeting. Arthur Andersen LLP has audited the Company's financial statements since 1989. Representatives of Arthur Andersen LLP are expected to be present at the Meeting to respond to stockholders' questions and to make a statement if they so desire.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL THREE, AND SIGNED PROXIES WHICH ARE RETURNED WILL BE SO VOTED UNLESS A CONTRARY VOTE IS DESIGNATED ON THE PROXY CARD.

                              STOCKHOLDER PROPOSALS

         From time to time, stockholders present proposals which may be proper subjects for inclusion in the Proxy Statement and for consideration at the Annual Meeting of Stockholders. Proposals of stockholders of the Company intended to be presented at the Annual Meeting of Stockholders of the Company in 1999 must be received by the Secretary of the Company at 9950 Princess Palm Ave, Suite 112, Tampa, Florida 33619 not later than April 15, 1999 and must otherwise comply with the rules of the Securities and Exchange Commission to be eligible for inclusion in the Proxy Statement and proxy for the Annual Meeting in 1999. If the date of such meeting is changed by more than thirty (30) days from its currently contemplated date, proposals must be received a reasonable time before solicitation of proxies for such meeting is made.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of the Company's Common Stock (the "Reporting Persons"), to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company is not aware of any beneficial owner of more than ten percent of its Common Stock other than Mr. Robert J. Suarez.

         Based solely upon review of the copies of the forms furnished to the Company, or written representations from certain Reporting Persons, the Company believes that during the fiscal year ended March 31, 1998 all filings required to be made by Reporting Persons were made on a timely basis.

                                  OTHER MATTERS

Other Proposals

         As of the date of this Proxy Statement, the Company does not know of any other business that will come before the Meeting other than as set forth in the Notice of Annual Meeting of Stockholders. However, if any other business should properly come before the Meeting, proxies will be voted with respect thereto in accordance with the discretion of the proxy holders.

Cost of Solicitation

         The cost of preparing, assembling and mailing this proxy soliciting material and Notice of Annual Meeting of Stockholders will be paid by the Company. The Company may retain Georgeson & Company Inc., a professional soliciting organization, to assist in soliciting proxies for a fixed fee of $1,000 plus an additional fee based on the number of telephone calls made plus reimbursement of reasonable out-of-pocket expenses. Solicitation by mail, telephone, facsimile, or personal solicitation may also be done by directors, executive officers, or regular employees of the Company and its subsidiaries, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries, and custodians nominally holding shares of the Company's stock as of the record date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable expenses.

The Company's Annual Report on Form 10-K

         The Company's most recent annual report on Form 10-K including the financial statements and schedules thereto, which the Company has filed with the Securities and Exchange Commission, is being mailed to all stockholders of record together with the Proxy Statement.

         Additional copies of the Form 10-K will be provided without charge upon the written request of any stockholder. Such requests may be sent to Robert I. Antle, Executive Vice President, Secretary and Chief Financial Officer, International American Homes, Inc., 9950 Princess Palm Ave, Suite 112, Tampa, Florida 33619.



Incorporation by Reference

         To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of the Proxy Statement entitled "Compensation Committee Report on Executive Compensation" and "Stock Performance Graph" shall not be deemed to be so incorporated, unless specifically provided in any such filing.


August 7, 1998

                 By Order of the Board of Directors


                 Robert I. Antle
                 Executive Vice President, Secretary and Chief Financial Officer


         STOCKHOLDERS WHO DESIRE TO HAVE THEIR STOCK VOTED AT THE MEETING ARE REQUESTED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. STOCKHOLDERS MAY REVOKE THEIR PROXIES AT ANY TIME PRIOR TO THE MEETING AND STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY REVOKE THEIR PROXIES AND VOTE, IF THEY SO DESIRE, IN PERSON.

                                    EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       INTERNATIONAL AMERICAN HOMES, INC.

                        --------------------------------

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

                        --------------------------------


    INTERNATIONAL AMERICAN HOMES, INC., a Delaware corporation, does hereby certify as follows:

    FIRST: The first paragraph of Paragraph 5 of the Corporation's Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

    "The total number of shares of capital stock which the Corporation shall have authority to issue is fourteen million (14,000,000), of which ten million (10,000,000) shall be shares of common stock with a par value of $.01 per share (the "Common Stock"), and four million (4,000,000) shall be shares of preferred stock with a par value of $.01 per share (the "Preferred Stock"). Each share of Common Stock issued and outstanding or issued and held in the treasury of the Corporation as of the close of business on the date (the "Effective Date") on which the amendment to the Restated Certificate of Incorporation of the Corporation adding this sentence shall become effective, is hereby automatically and without further action reclassified, converted, and changed into one-third (1/3rd) of a share of Common Stock, par value $.01 per share, provided that no fractional shares shall be issued pursuant to such reclassification, conversion and change. The Corporation shall pay to each stockholder who would otherwise be entitled to a fractional share as a result of such reclassification, conversion and change, the cash value of such fractional share based on the average closing bid prices of the Common Stock for a period of ten trading days immediately preceding the Effective Date, as reported by the National Quotation Bureau. Each certificate for Common Stock outstanding or held in treasury on the Effective Date shall thereupon and thereafter evidence the number of shares of Common Stock, and/or the right to receive cash into which such shares shall have been reclassified, converted and changed, and may be surrendered to the Corporation for cancellation in exchange for new certificates representing such number of shares and/ or such cash".

    SECOND: The foregoing amendments were duly adopted in accordance with
    Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed in its corporate name this ___ day of ________, 1998.


                           INTERNATIONAL AMERICAN HOMES, INC.

                           By:_______________________________
                           Title:

    ATTEST:

    By:_______________________________
    Title:

                                   PRELIMINARY

                       INTERNATIONAL AMERICAN HOMES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS SEPTEMBER 17, 1998

         Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

         The undersigned hereby appoints Robert J. Suarez and Robert I. Antle individually as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all of the shares of Common Stock of International American Homes, Inc. (the "Company") held of record by the undersigned on July 21, 1998, at the annual meeting of stockholders to be held on September 17, 1998 or at any adjournment or postponement thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

                    (Continued, and to be dated and signed on the reverse side.)

1. PROPOSAL ONE - ELECTION OF DIRECTORS NOMINATED AND LISTED BELOW

FOR ALL nominees listed below [ ]  WITHHOLD AUTHORITY to vote [ ]  Exception [ ]
                                   for all nominees listed below

                   Class I (terms expiring in 1999) nominees:
                      William D. Aiken and Jeffrey D. Prol;

                   Class II (terms expiring in 2000) nominees:
                      Dionel Cotanda and James G. Farr; and

  Class III (terms expiring in 2001) nominees: Robert I. Antle, Peter A. Davis and Robert J. Suarez.

* (Instruction: To withhold authority to vote for any individual nominee, mark the Exception Box and write that nominee's name in the space provided below)
--------------------------------------------------------------------------------

2. PROPOSAL TWO - Approval of amendment to the Restated Certificate of Incorporation of the Company to effect a 1-for-3 reverse stock split of the Company's issued and outstanding common stock, par value $.01 per share

               [ ]   FOR         [ ]   AGAINST          [ ]   ABSTAIN

3. PROPOSAL THREE - Appointment of Arthur Andersen LLP as the Company's independent auditors.

               [ ]   FOR         [ ]   AGAINST          [ ]   ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

                                 Address Change
                                 and/or Comments  [ ]

          FIRST UNION NATIONAL BANK
          1525 W. W. T. HARRIS BOULEVARD
          BUILDING 3C3
          CHARLOTTE NC 28288-1153

          PROXY TABULATION

                NOTE: Signatures should agree with the name specified herein. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
                For joint accounts or co-fiduciaries, all joint owners or co-fiduciaries should sign.

                Dated________________________________, 1998


                -------------------------------------------
                                 Signature


                -------------------------------------------
                                 Signature, if held jointly

                Votes MUST be indicated (x) in Black or Blue ink.


SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE